Exhibit 99.1

June 29, 2018	Analyst Contact:	Brandon Lohse 918-947-7472
	Media Contact:	Dawn Tripp 913-319-8642

Kansas Gas Service Requests Recovery of Investments
and Costs for Providing Natural Gas Service

OVERLAND PARK, Kan. - June 29, 2018 - ONE Gas, Inc. (NYSE: OGS) announced today that its Kansas Gas Service division filed a request with the Kansas Corporation Commission (KCC) to increase its net base rates by $42.7 million. Since its last adjustment to base rates in January 2017, Kansas Gas Service has invested approximately $179 million in its natural gas distribution system. This system, which stretches approximately 13,000 miles throughout Kansas, serves more than 636,000 customers in 360 communities.

“Delivering safe and reliable natural gas service to the homes and businesses of the customers we serve is our highest priority,” said Pierce H. Norton II, ONE Gas president and chief executive officer. “This filing reflects the investments in our infrastructure to upgrade our system and maintain the quality of service our customers have come to expect and deserve.”

If approved, this request would increase the typical residential customer’s monthly natural gas bill by approximately $5.67 or 10 percent. Kansas Gas Service is already recovering $2.9 million from customers through the Gas System Reliability Surcharge, resulting in a total base rate increase of $45.6 million. Benefits of the corporate income tax cuts associated with the new federal legislation that went into effect earlier this year are also reflected in the company’s filing.

The portion of the bill associated with the cost of gas, which represented 42 percent of the average residential bill in 2017, is not impacted by this filing. The cost of gas continues to be passed through directly to the customer with no markup. Kansas Gas Service’s filing also includes a Revenue Normalization Adjustment that is designed to ensure that the company collects the amount of revenue set by the KCC from residential, general sales and small transport customers, regardless of customer usage.

“Our employees work hard to manage our expenses to help keep energy costs at reasonable rates,” continued Norton. “We also offer programs that help customers manage their monthly bills and provide helpful energy-saving tools.”

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Kansas Gas Service Requests Recovery of Investments and Costs for Providing Natural Gas
Service

June 29, 2018

In accordance with Kansas law, the KCC has 240 days to consider Kansas Gas Service’s filing. Customers will have an opportunity to comment during a public hearing and comment period. The date and location of the public hearing and comment period have not been established but will be published in local newspapers and mailed to customers.

For additional information about the proposal and helpful energy-saving tools, please visit www.kansasgasservice.com.

Kansas Gas Service provides clean, reliable natural gas to more than 636,000 customers in 360 communities in Kansas. It is a division of ONE Gas, Inc. (NYSE: OGS), a natural gas distribution company and the successor to the company founded in 1906 as Oklahoma Natural Gas Company.

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas. ONE Gas is one of the largest publicly traded, 100 percent regulated, natural gas utilities in the United States.

ONE Gas trades on the New York Stock Exchange under the symbol “OGS,” and is included in the S&P MidCap 400 Index.

For more information, visit the websites at www.kansasgasservice.com or www.onegas.com.
For the latest news about Kansas Gas Service, follow us on Twitter @KansasGas.
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